Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218
Investors:
The Ruth Group
Nick Laudico/R.J. Pellegrino
(646) 536-7030/7009
nlaudico@theruthgroup.com
rpellegrino@theruthgroup.com

Media:
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Reports First Quarter 2010 Financial Results

First Quarter 2010 Highlights:
•	Revenue increased 11% over fourth quarter 2009
•	Operating income increased 225% over fourth quarter 2009
•	Increases low end of revenue and EPS guidance range; reaffirms high end of ranges

WARSAW, Ind., May 6, 2010 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced first quarter 2010 financial results for the three-month period ended April 3, 2010.

	First Quarter			Vs Prior Quarter
(in millions, except share data)	2010	2009	Change	1Q'10	4Q'09	Change
Revenue	$84.5	$101.4	-17%	$84.5	$76.4	11%
Operating Income	3.9	11.2	-65%	3.9	1.2	225%
Net Income	1.6	6.8	-76%	1.6	0.6	167%
EPS	$0.05	$0.19	-74%	$0.05	$0.02	150%

Non-GAAP*
Operating Income*	4.4	11.3	-61%	4.4	3.1	42%
Net Income*	2.0	6.9	-71%	2.0	1.8	11%
EPS*	$0.06	$0.19	-68%	$0.06	$0.05	20%

Revenue by Product:
Instruments	$33.4	$46.5	-28%	$33.4	$32.0	4%
Implants	28.2	29.1	-3%	28.2	24.8	14%
Cases	17.0	18.5	-8%	17.0	14.8	15%
Other	5.9	7.3	-19%	5.9	4.8	23%
Total Revenue	$84.5	$101.4	-17%	$84.5	$76.4	11%

* Excludes facility consolidation and severance costs incurred in 2010 and 2009. See "Non-GAAP Measures" below.

Revenue for the first quarter 2010 was $84.5 million, up 10.6% on a sequential basis from the $76.4 million reported in the fourth quarter 2009, reflecting increased customer demand across all product lines. Revenue for the first quarter 2009 was $101.4 million.

Gross profit for the first quarter 2010 was $17.0 million, up 21.4% on a sequential basis from the $14.0 million reported in the fourth quarter 2009 and compared to $24.6 million in the first quarter 2009.  Gross margin percentage for the first quarter 2010 was 20.2% compared to 18.3 % for the fourth quarter 2009 and 24.2% in the same period last year.

Selling, general and administrative expenses in the first quarter 2010 were $12.6 million, up from $10.9 million in the fourth quarter 2009 driven by investments in R&D, sales and marketing expenses as well as an increase in employee commissions and incentive accruals.  Expenses were down 4.8% compared to $13.2 million in the first quarter 2009.  The year-over-year decrease was driven primarily by cost controls implemented during the second half of 2009.

On a pre-tax basis, facility closure and severance costs were $0.5 million in the first quarter of 2010, compared to $0.1 million in the first quarter of 2009 and $2.0 million in the fourth quarter of 2009.

Operating income for the first quarter 2010 was $3.9 million, up from fourth quarter 2009 operating income of $1.2 million and compared to $11.2 million for the first quarter 2009. Operating margin for the first quarter 2010 was 4.6%, compared to 1.5% in the fourth quarter 2009 and 11.0% for the first quarter 2009. Excluding expenses related to facility consolidation and employee severance payments referenced above, operating income for the first quarter 2010 was $4.4 million compared to $3.1 million in the fourth quarter of 2009.

The first quarter 2010 included a non-cash gain of $0.3 million for the mark to market of the Company’s interest rate derivative, compared to a non-cash gain for the interest rate derivative of $0.4 million in the first quarter 2009.

Income tax expense for the first quarter 2010 was $0.8 million, compared to a tax expense of $3.2 million for the first quarter of 2009.

Net income for the first quarter 2010 was $1.6 million, or $0.05 per diluted share, up from $0.6 million, or $0.02 per diluted share, for the fourth quarter of 2009 and compared to $6.9 million, or $0.19 per diluted share, for the first quarter of 2009. Excluding the facility consolidation and employee severance payments referenced above, net income for the first quarter 2010 was $2.0 million, or $0.06 per diluted share compared to $0.05 per diluted share in the fourth quarter of 2009.

The weighted average number of diluted shares outstanding during the first quarter of 2010 was 35,729,115.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “We are encouraged with the improving environment in the orthopedic industry and the results of our cost control initiatives, both of which contributed positively to our first quarter 2010 results. Our strong 11% sequential revenue growth was driven by the ongoing stabilization of our business that began during the fourth quarter 2009. We are continuing to see positive signs of recovery with order intake greater than reported sales for the second consecutive quarter. Our strategic focus remains on positioning ourselves for the reacceleration of orthopedic industry growth and increasing our market share.”

Mr. Moore continued, “As a reflection of the improved environment and order intake, we are increasing full-year 2010 revenue guidance. We believe we will continue to gain volume leverage and increase efficiencies to improve bottom line performance.”

Financial Guidance
The following forward-looking estimates regarding 2010 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2010, the Company is increasing revenue guidance to a range of $330 million to $340 million, up from the previously announced range of $320 million to $340 million. The increase is based on current order flow and anticipated customer demand for the remainder of 2010.

The Company is raising its full year 2010 earnings per diluted share guidance in the range of $0.45 to $0.50, up from the previously announced range of $0.43 to $0.50.

Conference Call
Symmetry Medical will host a conference call to discuss first quarter 2010 financial results at 8:00 a.m. ET on May 6, 2010. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 543-6405 for domestic callers and (617) 213-8897 for international. The reservation number for both is 49665172. After the live webcast, the call will remain available on Symmetry Medical’s web site through August 6, 2010. In addition, a telephonic replay of the call will be available until May 20, 2010. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 13569203.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Non-GAAP Measures
The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude facility consolidation and severance costs.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ the ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended
	April 3,	April 4,
	2010	2009
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$84,494	$101,422
Cost of Revenue	67,458	76,864

Gross Profit	17,036	24,558
Selling, general and administrative expenses	12,604	13,245
Facility closure and severance costs	520	108

Operating Income	3,912	11,205
Other (income)/expense:
Interest expense	1,563	1,820
Derivatives valuation gain	(308)	(394)
Other	181	(296)

Income before income taxes	2,476	10,075
Income tax expense	845	3,228

Net income	$1,631	$6,847

Net income per share:
Basic	$0.05	$0.19

Diluted	$0.05	$0.19

Weighted average common shares and equivalent shares outstanding:
Basic	35,442	35,286
Diluted	35,729	35,381

Symmetry Medical Inc.
Consolidated Balance Sheets
	April 3,	January 2,
	2010	2010
	(In Thousands)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$10,460	$14,219
Accounts receivable, net	46,139	38,221
Inventories	60,825	62,301
Refundable income taxes	2,282	3,048
Deferred income taxes	5,581	5,816
Other current assets	4,644	3,648

Total current assets	129,931	127,253
Property and equipment, net	109,997	113,369
Goodwill	153,191	153,813
Intangible assets, net of accumulated amortization	41,708	42,729
Other assets	1,160	1,181

Total Assets	$435,987	$438,345

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$22,711	$19,494
Accrued wages and benefits	8,749	7,607
Other accrued expenses	4,354	5,113
Accrued income taxes	24	257
Deferred income taxes	76	78
Revolving line of credit	1,216	3,320
Current portion of capital lease obligations	485	529
Current portion of long-term debt	21,770	20,400

Total current liabilities	59,385	56,798
Accrued Income Taxes	6,419	6,362
Deferred income taxes	17,063	17,646
Derivative valuation liability	2,831	2,982
Capital lease obligations, less current portion	2,758	2,887
Long-term debt, less current portion	67,470	69,200

Total Liabilities	155,926	155,875

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued April 3, 2010--35,954; January 2, 2010--35,840	4	4
Additional paid-in capital	278,475	278,176
Retained earnings	1,908	277
Accumulated other comprehensive income (loss)	(326)	4,013

Total Shareholders' Equity	280,061	282,470

Total Liabilities and Shareholders' Equity	$435,987	$438,345

Reconcilitation of Non-GAAP Financial Measures

	Three Months Ended
	April 3,	Jan 2,	April 4,
	2010	2010	2009
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating Income, as reported	$3,912	$1,151	$11,205
Facility closure and severance costs	520	1,958	108

Operating Income excluding facility closure and severance costs	$4,432	$3,109	$11,313

Net Income, as reported	$1,631	$554	$6,847
Facility closure and severance costs	338	1,273	70

Net Income excluding facility closure and severance costs	$1,969	$1,827	$6,917

Earning per diluted share	$0.05	$0.02	$0.19
Impact of facility closure and severance costs per diluted share	0.01	0.03	0.00

Earning per diluted share, excluding facility closure and severance costs	$0.06	$0.05	$0.19